Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

Cawley, Gillespie & Associates, Inc.
Petroleum Consultants
306 West Seventh Street, Suite 302
Fort Worth, Texas 76102
817-336-2461

May 27, 2004

Brigham Exploration Company
6300 Bridge Point Parkway
Building 2, Suite 500
Austin, Texas 78730

Gentlemen:

     Cawley, Gillespie & Associates, Inc. does hereby consent to the use of its reports relating to the proved oil and gas reserves of Brigham Exploration Company (the “Company”) and to the reference to the firm as an expert in the Form S-3 registration statement and any amendments thereto filed by the Company.

Very truly yours,

Cawley, Gillespie & Associates, Inc.

/s/Cawley, Gillespie & Associates, Inc.

Fort Worth, Texas